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                                                                    Exhibit 99.1



We are a leading publisher in the field of general interest magazines, publishing National Enquirer, Star, Globe, National Examiner, Weekly World News, Sun, Country Weekly, Country Music Magazine, Mira!, Auto World Magazine and other smaller publications. Our magazines current aggregate weekly circulation is approximately 5.0 million copies. National Enquirer, Star, and Globe, our premier titles, have the first, fourth and sixth highest weekly single copy circulation, respectively, of any weekly periodical in the United States. We are the leader in total weekly single copy circulation of magazines in the United States and Canada with approximately 44% of total U.S. and Canadian circulation. We derive approximately 85% of our revenues from circulation, predominantly single copy sales in retail outlets, and the remainder from advertising and other sources. National Enquirer, Star and Globe are distributed in approximately 150,000 retail outlets in the United States and Canada, representing, in our opinion, substantially complete coverage of periodical outlets in these countries. Our subsidiary Distribution Services, Inc. ("DSI") arranges for the placement and merchandising of our publications and third-party publications at retail outlets throughout the United States and Canada. In addition, DSI provides marketing, merchandising and information-gathering services for third parties. For the twelve months ended December 24, 2001, we had operating revenues and EBITDA of $397.1 million and $135.3 million, respectively.

Our tabloid publications are among the most well-known and widely distributed titles in the publishing industry. While our tabloid publications have a current aggregate weekly single copy circulation of approximately 4.3 million copies, they enjoy a weekly readership of over 30 million people due to multiple readers per copy sold. Our other titles (including the Mini-Mags, Micro-Mags and Digests) contribute an additional readership of over 20 million, giving our titles a total readership in excess of 50 million. As a result, we believe our publications enjoy strong consumer brand awareness with a large and loyal readership base. Our publications include the following titles:

- National Enquirer is a weekly general interest periodical with an editorial content devoted to investigative reporting, celebrities and features, human interest stories and articles covering lifestyle topics such as health, food and household affairs. National Enquirer is the highest selling weekly periodical in the United States and Canada based on single copy circulation, selling on average 1,543,000 copies per week. National Enquirer has a total average weekly circulation of 1.9 million copies, including subscriptions, with a total estimated readership in the U.S. and Canada of 14.3 million.

- Star is a weekly celebrity news-based periodical dedicated to covering the stars of television, movies and music, as well as the lives of the rich and famous from politics, business, royalty and other areas. Star's editorial content also incorporates fashion, health, fitness and diet features, all with a celebrity spin. Star is the fourth highest selling weekly periodical in the United States and Canada based on single copy circulation, selling on average 1,224,000 copies per week. Star has a total average weekly circulation of 1.5 million copies, including subscriptions, with a total estimated readership in the U.S. and Canada of 7.5 million.
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- Globe is a weekly tabloid with content that is much edgier than the National
  Enquirer and Star, with a greater emphasis on investigative crime stories. Globe is the sixth highest selling weekly periodical in the United States and Canada based on single copy circulation, selling on average 609,000 copies per week. Globe has a total average weekly circulation of 659,000 copies, including subscriptions, with an estimated readership of 4.0 million.

- National Examiner's editorial content consists of celebrity and human-interest stories, differentiating itself from the other titles through its upbeat positioning as the "gossip, games and good news" tabloid. The National Examiner sells an average 294,000 copies per week, with an average weekly circulation of 313,000 copies, including subscriptions. Total readership is estimated at 1.3 million.

- Weekly World News is a tabloid devoted to the publication of entertaining, bizarre and strange but true stories. There is much humorous original content and the paper has created several characters that have become staples of pop culture. Weekly World News has an average weekly single copy circulation of 222,000 copies, with a total average weekly circulation of 243,000 copies, including subscriptions. Total readership is estimated at 1.0 million.

- Sun's editorial content is skewed to an older target audience and focuses on religion, health, holistic remedies, predictions and prophecies. Sun also includes entertaining and unusual articles from around the world. Sun has an average weekly single copy circulation of approximately 147,000 copies, with a total readership estimated at 600,000.

- Country Weekly is a special interest magazine presenting various aspects of country music, and related lifestyles, events and personalities, and has the highest weekly circulation of any such magazine in its category. Country Weekly is a bi-weekly publication and has an average single copy circulation of 218,000 copies, with a total average bi-weekly circulation of 413,000 copies, including subscriptions. Total readership is estimated at 2.8 million.

- Country Music Magazine is a bi-monthly publication that is also a special interest magazine presenting various aspects of country music and related lifestyles, events and personalities. We acquired Country Music Magazine on August 1, 2000. Country Music Magazine has an average single copy circulation of approximately 19,000 copies with a total average circulation of 329,000 copies, including subscriptions. Country Music Magazine has an estimated total readership of 4.8 million.

- Mini-Mags, Micro-Mags and Digest We publish pocket-sized books covering such topics as diets, health, horoscopes, astrology and pets. We believe we are the largest such publisher in the field, producing over 100 million copies annually.

- Mira! is a Spanish language magazine that features exclusive news, gossip and goings-on about the hottest stars in the Latino community, along with interviews and in-depth stories spotlighting them at work and at play. It is distributed at checkout counters in supermarkets, bodegas and mass merchandisers in the top 43 Hispanic markets in the United States. The magazine was launched in June 2000 and has a bi-weekly circulation of 100,000 and total readership is estimated at 500,000.

- Auto World Magazine targets the in-market buyer and is the only automotive magazine sold at checkout counters in supermarkets and mass merchandisers. The readership is 33% female, giving Auto World by far the highest number of women readers of any automotive title. Articles focus on buying new and pre-owned cars, road tests, comparison tests, news, pricing, recalls and rebates. Auto World Magazine is a monthly publication with a circulation of 100,000 and total readership is estimated at 1.5 million.

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COMPETITIVE STRENGTHS

We believe that the following factors have contributed to the leading market position of our publications:

- STRONG WELL-ESTABLISHED BRAND NAMES. Each of our tabloid publications have leading positions in their respective categories. National Enquirer, whose predecessors date back to 1926, and Globe and Star, which commenced publication in 1953 and 1974, respectively, have been three of the leading general interest magazines for over 25 years and are read by an estimated 25 million people per week. We believe that our brand names are among the most familiar magazine titles to consumers and are synonymous with the celebrity genre. We believe that the long history and strong brand identity of our publications has allowed us to establish a large and loyal readership base.

- EXTENSIVE EDITORIAL SOURCING CAPABILITIES. We have long-established editorial departments that source the stories, features and news items that appear in our publications. Because a significant amount of our editorial content is based on investigative reporting, our publications are "first source" or "breaking story" magazines for our readers. We have an extensive and reliable sourcing network, consisting of many sources that have a long term history with us.

- BROAD DISTRIBUTION BASE. Our publications are sold in all 50 states in the United States, as well as in Canada and, to a lesser extent, the United Kingdom and continental Europe. Our distribution in the United States includes virtually all of the leading supermarket chains, major convenience store chains and leading mass merchandisers as well as a broad base of regional and local newsstand outlets. We believe that National Enquirer, Star and Globe enjoy broad distribution because they are consistently among the highest revenue producing magazines to retailers and are currently ranked second, fourth and seventh, respectively, in terms of total magazine retail dollars generated. In addition, DSI, our subsidiary that works with retailers to design their front-end racks and position magazines for increased sales, provides a value-added service to the retailers and helps to further strengthen our retailer relationships and distribution. Our distribution base also allows us to efficiently launch new titles such as Mira! and Auto World Magazine, and expand the distribution of acquired titles such as Globe.

- STRONG MANAGEMENT TEAM. David J. Pecker, our chairman and chief executive officer, has over 20 years of experience in the publishing industry, including as chief executive officer and president of Hachette Filipacchi Magazines, Inc., the third largest magazine publisher in the United States. Since the Acquisition in 1999, he has recruited many other senior managers in finance, legal, editorial and advertising. Our management has successfully executed its strategy which has resulted in an increase in our operating revenues and EBITDA of over $100 million and $38 million, respectively, from fiscal 1999 to the 12 months ended December 24, 2001.

BUSINESS STRATEGY

- EXPAND READERSHIP AND UTILIZE PRICE FLEXIBILITY. We intend to increase editorial content in certain publications, continue our aggressive promotion of our brands and prudently utilize price flexibility to increase readership and revenues. Beginning in April 2002 we will expand the National Enquirer and Star to 60 pages from 48 pages, comprised primarily of expanded news stories and additional celebrity photographs. The introduction of the expanded issues will be initiated with a price increase for National Enquirer and Star from $1.89 currently to $2.09. Research conducted on the 60 page issue indicated strong consumer response. This change in size and cover price will be supported by our continued promotional campaign consisting of television, newspaper and outdoor advertising, in-store promotion at the checkout and editors' letters in National Enquirer and Star. We will also be raising the cover prices of several of our other publications at the same time. Historically, moderate, periodic cover price increases have not materially affected single copy circulation of our publications.

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- INCREASE ADVERTISING REVENUES.  We intend to continue marketing the appeal and competitive advantages of advertising in our publications. Since our Acquisition in 1999, we have successfully enhanced the credibility of our publications, which has allowed us to market to a broader advertiser base. Since 1999, we have added advertisers from the entertainment, package goods and health industries which had previously not advertised with us. We have increased advertising revenues by 70% from fiscal year 1999 to the 12 months ended December 24, 2001, and we believe we have a significant opportunity to continue this growth.

- BUILD ON STRENGTH OF DSI. DSI is a marketing organization whose primary function is to coordinate the placement and merchandising of our publications and other third-party publications at retail outlets throughout the United States and Canada. In addition, DSI is selected by retailers to coordinate the rack design, installation and positioning of magazines for approximately 50% (based on our estimates) of all new front-end racking programs initiated annually in the United States. As a result of its broad market presence, we believe DSI is a strong platform to more favorably display titles we may develop or acquire. DSI also intends to expand its third-party client base of publishers which require marketing and merchandising of their publications. DSI's third-party clients currently include Hachette Filipacchi, which publishes Woman's Day and Elle; Gruner & Jahr USA/Publishing, which publishes Family Circle, Rosie, Fitness, Parents and YM; Wenner Media, Inc., which publishes US Weekly, Rolling Stone and Men's Journal; and Newsweek, Inc., which publishes Newsweek. DSI also recently reached an agreement to represent Bauer Publishing, which publishes First for Women and Women's World.

- EXPAND CUSTOM PUBLISHING AND SPECIAL MAGAZINES GROUP. We are leveraging our brand recognition and publishing and distribution infrastructure to increase revenues through custom publishing and special magazines. For example, in fiscal 2002 we published a commemorative series of magazines covering the terrorist attacks on the United States and the life story of Dale Earnhardt, which we estimate will generate approximately $6.5 million in revenues. We are also actively pursuing custom publishing opportunities such as custom magazines and book opportunities which utilize our archives and leverage our brand.

- PURSUE COMPLEMENTARY ACQUISITIONS. We intend to selectively pursue additional titles whose circulation can be increased through our distribution network or whose titles can and will complement our existing business. We have a successful track record of acquiring magazines and increasing revenues and profitability. For example, in 1999 we acquired the Globe properties and within one year we increased EBITDA for such properties by over 150%.

AMENDMENT TO OUR CREDIT FACILITY

Prior to or simultaneously with the closing of the offering of our 10 1/4% Series B Senior Subordinated Notes (the "Notes"), we intend to amend our credit facility to (i) permit us to incur the indebtedness represented by the Notes and the guarantees of the Notes, (ii) permit us to use 50% of the gross proceeds from the issuance and sale of the Notes to make a distribution to our parent company to enable our parent company to make a further distribution to its parent entity, (iii) require us to use the remaining net proceeds from the offering of our Notes after making such distribution to prepay term loans under our credit facility, (iv) provide for an increase in the interest rate spread with respect to the tranche B and tranche B-1 term loans under our credit facility under certain circumstances, (v) provide more flexibility with respect to our ability to enter into hedging agreements to hedge our interest-bearing liabilities and (vi) modify certain financial covenants. The completion of the offering of our Notes is conditioned upon the amendment to our credit facility.

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